Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-000000 of Foresight Energy LP (formerly Foresight Energy Partners LP)) pertaining to the Foresight Energy LP (formerly Foresight Energy Partners LP) Long-Term Incentive Plan of our report dated March 28, 2014, with respect to the consolidated financial statements of Foresight Energy LLC and Subsidiaries included in the Registration Statement (Form S-1 No. 333-179304 of Foresight Energy LP (formerly Foresight Energy Partners LP)) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

St. Louis, Missouri

June 17, 2014